Exhibit 99.1

IXYS Announces Results for the Third Fiscal Quarter Ended December 31, 2009

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--January 28, 2010--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor company, today reported net revenues of $64.0 million for the third fiscal quarter ended December 31, 2009, as compared with net revenues of $58.3 million for the same period in the prior fiscal year. IXYS’ revenues in the December 2009 quarter increased by about 19.1% as compared to $53.7 million of the September 2009 quarter.

For the nine months ended December 31, 2009, IXYS reported net revenues of $166.7 million, as compared with net revenues of $215.3 million for the same period in the prior fiscal year.

“Revenue increases are attributed to broad demand across markets for our diversified products, as we saw consistency in industrial sales and an increase in consumer-related applications. Our IC products have gained market penetration with the expansion of our display driver ICs,” commented Dr. Nathan Zommer, CEO of IXYS Corporation. “With the recent launch of six new products, we enhanced IXYS’ wide ranging power product portfolio, and we will continue our focus on new products in the high performance power, RF and IC semiconductor space.”

Gross profit was $15.7 million, or 24.5% of net revenues, for the quarter ended December 31, 2009, as compared to gross profit of $12.7 million, or 21.7% of net revenues, for the same quarter in the prior fiscal year.

Gross profit for the nine months ended December 31, 2009 was $38.7 million, or 23.2% of net revenues, as compared to a gross profit of $61.2 million, or 28.4% of net revenues, for the same period in the prior fiscal year.

Net income for the quarter ended December 31, 2009 was $399,000 or $0.01 per diluted share, as compared to a net loss of $4.0 million, or $0.13 loss per share, for the same quarter in the prior fiscal year. Net loss for the nine months ended December 31, 2009 was $4.7 million, or $0.15 loss per share, as compared to net income of $7.6 million, or $0.23 per diluted share, for the same period in the prior fiscal year.

“We remain steadfast in our goals of delivering quality products, being fast to the market, nimble and maintaining low overhead. Excluding the effect of the $15 million bank borrowing, through our cash conservation efforts, our cash increased $4 million from September 30, 2009 to December 31, 2009,” stated Uzi Sasson, President & CFO of IXYS. “Our bookings improved by about $22 million from the September 2009 quarter to the December 2009 quarter, indicating better market conditions ahead of us. While pleased with these latest developments, we remain concerned about the macroeconomic conditions affecting the industry and, therefore, will not provide any guidance.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve power conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunication industries. IXYS is a worldwide pioneer in the development of power semiconductors and high voltage integrated circuits (HVIC) that are necessary in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for cheap energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide provider of semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to our focus on new products, bookings, market conditions and macroeconomic conditions affecting the industry. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, adverse changes in customer demand and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2009. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	Dec. 31,	Mar. 31,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$86,695	$55,577
Accounts receivable, net	36,542	37,251
Other receivables	852	671
Inventories, net	65,378	75,601
Prepaid expenses and other current assets	3,939	3,323
Deferred income taxes	13,017	12,797
Total current assets	206,423	185,220
Plant and equipment, net	47,691	52,912
Other assets	9,602	6,728
Deferred income taxes	8,106	7,972

Total assets	$271,822	$252,832

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$3,450	$3,739
Current portion of notes payable to bank	16,498	1,455
Accounts payable	16,688	13,767
Accrued expenses and other current liabilities	13,689	15,342
Total current liabilities	50,325	34,303
Capitalized lease and other long term obligations, net of current portion	24,455	26,862
Pension liabilities	14,360	13,175
Total liabilities	89,140	74,340

Common stock	367	361
Additional paid-in capital	135,352	132,177
Retained earnings	39,285	43,984
Accumulated other comprehensive income	7,678	1,970
Stockholders' equity	182,682	178,492

Total liabilities and stockholders' equity	$271,822	$252,832

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Dec. 31		Dec. 31
	2009	2008	2009	2008

Net revenues	$64,032	$58,337	$166,663	$215,308
Cost of goods sold	48,321	45,683	128,000	154,095
Gross profit	15,711	12,654	38,663	61,213
Operating expenses:
Research, development and engineering	5,144	4,733	14,202	15,558
Selling, general and administrative	8,817	9,209	25,183	30,701
Impairment charges	-	3,749	-	3,749
Restructuring charges	32	-	1,042	-
Total operating expenses	13,993	17,691	40,427	50,008

Operating income (loss)	1,718	(5,037)	(1,764)	11,205
Other income (expense), net	373	(260)	(2,588)	1,255

Income (loss) before income tax provision	2,091	(5,297)	(4,352)	12,460
Provision for (benefit from) income tax	1,692	(1,315)	347	4,899

Net income (loss)	$399	$(3,982)	$(4,699)	$7,561

Net income (loss) per share - basic	$0.01	$(0.13)	$(0.15)	$0.24

Weighted average shares used in per share calculation - basic	31,100	30,979	30,893	31,238

Net income (loss) per share - diluted	$0.01	$(0.13)	$(0.15)	$0.23

Weighted average shares used in per share calculation - diluted	31,269	30,979	30,893	32,236

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO